The share transfer described in this press release involves securities of a foreign company. The share transfer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

February 19, 2021

To whom it may concern:

Company name:	Mercuria Investment Co., Ltd
Name of representative:	Toshihiro Toyoshima, CEO (Code No.: 7190 Tokyo Stock Exchange First Section)
Contact:	Ryoma Nakai, Executive Officer, Head of Client Investor Relations Dept.
(TEL: 03-3500-9870)

Notice of Change to a Holding Company Structure by Means of a Sole Share Transfer

As the meeting of the board of directors of Mercuria Investment Co., Ltd. (hereinafter “the Company”) held today passed a resolution regarding the establishment of the holding company (wholly owning parent company) “Mercuria Holdings Co., Ltd.” (hereinafter “the Holding Company”) by means of a share transfer solely by the Company (hereinafter “the Share Transfer”) on July 1, 2021 (scheduled date) after completing prescribed procedures such as obtaining a resolution for approval at the annual general meeting of shareholders scheduled to be held on March 30, 2021 (hereinafter “the General Meeting of Shareholders”), the Company hereby provides notice as follows.

Please note that because the Share Transfer is a sole share transfer by the Company, which is a listed company, some disclosed matters and details have been omitted when making disclosures.

1.	Purpose of the Share Transfer

Since its establishment, the Company’s group has taken as its core concept a “cross border” approach, that is not bound by the constraints of national borders or preconceived ideas, to formulate diverse investment strategies, such as (i) growth investment strategy, (ii) value investment strategy, (iii) buyout and succession investment strategy, (iv) real estate investment strategy, and (v) cash flow investment strategy, and by forming and managing new funds based on these investment strategies, the Company has established a firm footing as a company that operates multi-strategy funds.

The Company currently operates funds including the Mercuria Japan Industrial Growth Fund (Buyout Fund No.1) formed primarily with the Development Bank of Japan Inc. and Sumitomo Mitsui Trust Bank, Limited for the purpose of supporting changes to the control structure of companies, such as company business succession, going private, and the sale of non-core business; the Mercuria BizTech Investment Limited Partnership formed with ITOCHU Corporation for the purpose of supporting growth through technology in the real estate and logistics fields; Enex Infrastructure Investment Corporation (listed on the Tokyo Stock Exchange infrastructure fund market) formed jointly with business partners including ITOCHU ENEX CO., LTD. and Sumitomo Mitsui Trust Bank, Limited for the purpose of investment in renewable energy generation facilities, etc. and steadily expanding asset size and creating stable cash flows; and the Spring Real Estate Investment Trust (listed on the Hong Kong Stock Exchange) that invests primarily in office buildings, etc. in Beijing, China.

Going forward, the Company plans to continue to perform fund management like before, based on the core “cross border” concept, and under circumstances where there are major changes in the macro environment in the form of changes to industrial structures in connection with the spread of COVID-19 and with Tokyo Stock Exchange, Inc. (hereinafter “the TSE”) scheduled to revise market segments, the Company regards the pursuit of further growth opportunities through business expansion to be a major management action point.

In order to achieve this, the Company believes that it is essential to create a framework to facilitate swift and flexible management decision-making addressing potential company restructuring such as M&As and aim to define the profitability and business responsibilities of each group company and effectively utilize management resources. To that end, the board of directors has decided to establish the Holding Company with the Company as a wholly owned subsidiary through the Share Transfer effective as of July 1, 2021 and change to a pure holding company structure.

The change to a pure holding company structure is premised upon obtaining approval at the General Meeting of Shareholders scheduled to be held on March 30, 2021. As the Company will become a wholly owned subsidiary of the Holding Company through the Share Transfer, the Company’s shares will be delisted, but the Holding Company plans to apply for listing on the first section of the TSE. The listing date will depend on review by the TSE, but it is scheduled for July 1, 2021, the establishment registration date of the Holding Company (the effective date of the Share Transfer).

2.	Steps for the Change to a Holding Company Structure

The Company plans to implement the change to a holding company structure as follows.

Current Structure

Step 1: Establishment of the Holding Company by Means of a Sole Share Transfer

As of July 1, 2021, the Holding Company will be established through the Share Transfer and the Company will become a wholly owned subsidiary of the Holding Company.

Step 2: Holding Company Structure After Reorganization

After completing prescribed procedures, such as obtaining necessary permissions from the relevant authorities, we plan to reorganize the Company’s subsidiaries as the Holding Company’s subsidiaries. We will inform you of the specific details and timing once a decision has been made.

3.	Overview of the Share Transfer

(1)	Schedule of the Share Transfer

December 31, 2020	Record date for the annual general meeting of shareholders
February 19, 2021	Board of directors’ approval of the share transfer plan
March 30, 2021 (scheduled date)	Annual general meeting of shareholders’ approval of the share transfer plan
June 29, 2021 (scheduled date)	The Company’s delisting date
July 1, 2021 (scheduled date）	Date establishment of the Holding Company is registered (effective date)
July 1, 2021 (scheduled date）	Listing date for the Holding Company’s shares

(Note) This schedule may change if required due to the progress status of the Share Transfer or for other reasons.

(2)	Method of the Share Transfer

Sole share transfer by which the Company becomes the wholly owned subsidiary resulting from a share transfer and the Holding Company becomes the wholly owning parent company resulting from a share transfer.

(3)	Details of Allotment in Relation to the Share Transfer (share transfer ratio)
Company name	Mercuria Holdings Co., Ltd. (wholly owning parent company: the Holding Company)	Mercuria Investment Co., Ltd. (wholly owned subsidiary: the Company)
Share transfer ratio	１	１

(i) Share transfer ratio

Shareholders of the Company immediately before the Holding Company acquires all issued shares of the Company through the Share Transfer (hereinafter “the Record Date”) will be allotted and delivered one share of common stock of the Holding Company being established for each share of common stock of the Company held thereby.

(ii) Number of shares in 1 unit

The Holding Company will use a share unit system with 100 shares comprising 1 unit.

(iii) Calculation basis for the share transfer ratio

The Share Transfer will establish a wholly owning parent company through a share transfer solely by the Company and there will be no difference in the shareholder structure of the Company at the time of the transfer and the shareholder structure of the Holding Company. Therefore, the Company’s shareholders will be allotted one share of common stock of the Holding Company for each share of common stock of the Company held thereby based on the guiding principle that our shareholders should not be disadvantaged.

(iv) Results of calculations by a third-party firm, calculation methods, and calculation basis

As explained above in (iii), because the Share Transfer is a share transfer solely by the Company, there will be no calculations carried out by a third-party firm.

(v) Number of new shares to be delivered through the Share Transfer (planned number)

17,644,900 shares of common stock

The above number of new shares corresponds to the total number of issued shares of the Company – 17,644,900 shares of stock. However, the above number of new shares issued by the Holding Company will change if there is a change in the total number of issued shares of the Company before the Share Transfer takes effect. Please note that common shares of the Holding Company will be allotted and delivered in the same number as the number of treasury shares held by the Company as of the Record Date. The Company will temporarily hold common shares of the Holding Company in connection with this, but the Company plans to process the disposition thereof pursuant to laws and regulations promptly after the Share Transfer takes effect.

(4)	Handling of Share Options and Bonds with Share Options in Connection with the Share Transfer

With respect to share options issued by the Company, the Company plans to deliver and allot to holders of the Company’s share options share options of the Holding Company with the same details and in the same number as their share options of the Company in place of the Company’s share options held thereby. As the Company has not issued bonds with share options, this item does not apply.

(5)	Matters Regarding the Holding Company’s Application for Listing

The Company plans to apply to have the common shares of the Holding Company to be newly established listed on the First Section of the TSE (technical listing), and the scheduled listing date is July 1, 2021. In addition, because the Company will become a wholly owned subsidiary of the Holding Company through the Share Transfer, the Company is scheduled to be delisted on June 29, 2021, before the Holding Company is listed. Please note that the listing date may change because the decision is made based on the TSE’s rules.

4.	Company Summary at the Time of the Share Transfer

(As of December 31, 2020)

(1)	Name	Mercuria Investment Co., Ltd.
(2)	Location	Uchisaiwaicho Daibiru Bldg., 1-3-3 Uchisaiwai-cho, Chiyoda-ku, Tokyo
(3)	Title and name of representative	Toshihiro Toyoshima, CEO
(4)	Content of business	Fund management business and investment for own account business
(5)	Capital	¥3,026,174,000
(6)	Establishment date	October 5, 2005
(7)	Number of issued shares	17,644,900 shares of stock
(8)	Accounting period	December 31 each year.
(9)	Major shareholders and shareholding ratios	Development Bank of Japan Inc.	23.8%
	(as of December 31, 2020)	ITOCHU Corporation	13.7%
		GOLDMAN SACHS INTERNATIONAL	5.9%
		GOLDMAN SACHS & CO. REG	5.5%
		Custody Bank of Japan, Ltd. (trust account)	3.8%
		Sumitomo Mitsui Trust Bank, Limited	3.3%
		Mercuria Investment Co., Ltd. (treasury stock)	3.0%
		Toshihiro Toyoshima	3.0%
		The Master Trust Bank of Japan, Ltd. (trust account)	2.7%
		Union Bay G.K.	2.4%
(10)	Results of operations for the last three years and financial status	(Unit: thousands of yen, except where specifically stated)

Accounting period	Fiscal year ended December 31, 2018 (consolidated)	Fiscal year ended December 31, 2019 (consolidated)	Fiscal year ended December 31, 2020 (Consolidated)
Total net assets	12,182,308	12,743,037	12,468,956
Total assets	14,120,843	15,504,211	15,052,615
Net assets per share (¥)	664.53	703.99	709.35
Operating revenue	4,121,830	4,718,325	6,183,866
Operating profit	2,117,027	1,856,193	772,439
Ordinary gain	2,083,211	1,800,260	757,589
Net income attributable to owners of the parent	1,410,826	1,244,567	525,126
EPS (¥)	81.69	71.98	30.91
Dividend per share (¥)	18.00	19.00	20.00

5.	Summary of Company Newly Established by the Share Transfer (the Holding Company) (planned)
(1)	Name	Mercuria Holdings Co., Ltd.
(2)	Location	Uchisaiwaicho Daibiru Bldg., 1-3-3 Uchisaiwai-cho, Chiyoda-ku, Tokyo
(3)	Title and name of representative	Toshihiro Toyoshima, CEO
(4)	Content of business	Operation and management of subsidiaries, etc. and associated business
(5)	Capital	¥3,000,000,000
(6)	Establishment date	July 1, 2021
(7)	Accounting period	December 31 each year
(8)	Directors and Audit & Supervisory Board Members

Toshihiro Toyoshima, Director

Hideya Ishino, Director

Kiyoto Koyama, Director

Kenta Kondo, Director

Kazuhito Akamatsu, Director

Terukazu Okahashi, Director

Toshio Sasaki, Director

Hideya Ishidou, Audit & Supervisory Board Member

Kenichi Masuda, Audit & Supervisory Board Member

Kenichi Fujimura, Audit & Supervisory Board Member

(9)	Net assets	To be determined
(10)	Total assets	To be determined

6.	Summary of Accounting Treatment

As this falls under a “common control transaction, etc.” under corporate accounting practices, there is no effect on loss or gain. Additionally, no good will is anticipated to be generated.

7.	Future Prospects

The Company will become a wholly owned subsidiary in connection with the Share Transfer. This will result in the Company’s results of operations being reflected in the consolidated results of operations of the Company’s wholly owning parent company. The Share Transfer will have a minor effect on results of operations.

End